FUND ACCOUNTING SERVICE AGREEMENT

                                between

                    FIRST PACIFIC MUTUAL FUND, INC.

                                  and

                     AMERICAN DATA SERVICES, INC.




                                 INDEX


1.  DUTIES OF ADS........................................................3

2.  COMPENSATION OF ADS..................................................4

3.  LIMITATION OF LIABILITY OF ADS ......................................4

4.  REPORTS..............................................................5

5.  ACTIVITIES OF ADS....................................................5

6.  ACCOUNTS AND RECORDS.................................................5

7.  CONFIDENTIALITY......................................................5

8.  DURATION AND TERMINATION OF THIS AGREEMENT...........................5

9.  ASSIGNMENT...........................................................6

10.  NEW YORK LAWS TO APPLY..............................................6

11.  AMENDMENTS TO THIS AGREEMENT........................................6

12.  MERGER OF AGREEMENT.................................................6

13.  NOTICES.............................................................6

SCHEDULE A...............................................................7
(A)  FUND ACCOUNTING SERVICE FEE.........................................7
(B)  EXPENSES............................................................7
(C)  SPECIAL REPORTS.....................................................7
(D)  CONVERSION CHARGE...................................................8

SCHEDULE B...............................................................9





                         FUND ACCOUNTING SCHEDULE

AGREEMENT made the 1st day of October, 1998, by and between First Pacific Mutual Fund, Inc., a Maryland Corporation, having its principal office and place of business at 2756 Woodlawn Drive, #6-201, Honolulu, HI 96822
(the "Fund"), and American Data Services, Inc., a New York corporation having its principal office and place of business at the Hauppauge Corporate Center, 150 Motor Parkway, Suite 109, Hauppauge, New York, 11788 ("ADS").

WHEREAS, the Fund is a diversified, open-end management investment company registered with the United State Securities and Exchange Commission under the Investment Company Act of 1940, as amended, (the "1940 Act"); and

WHEREAS, ADS is a corporation experienced in providing accounting services to mutual funds and possesses facilities sufficient to provide such services; and

WHEREAS, the Fund desires to avail itself of the experience, assistance and facilities of ADS and to have ADS perform for the Fund certain services appropriate to the operations of the Fund, and ADS is willing to furnish such services in accordance with the terms hereinafter set forth.

                                 TERMS

NOW, THEREFORE, in consideration of the promises and mutual covenants hereinafter contained, the Fund and ADS hereby agree as follows:

1.  DUTIES OF ADS.
  ADS will provide the Fund with the necessary office space, communication facilities and personnel to perform the following services for the Fund:

  (a) Timely calculate and transmit to NASDAQ the Fund s daily net asset value and communicate such value to the Fund and its transfer agent;

  (b) Maintain and keep current all books and records of the Fund as required by Rule 31a-1 under the 1940 Act, as such rule or any successor rule may be amended from time to time ( Rule 31a-1 ), that are applicable to the fulfillment of ADS s duties hereunder, as well as any other documents necessary or advisable for compliance with applicable regulations as may be mutually agreed to between the Fund and ADS. Without limiting the generality of the foregoing, ADS will prepare and maintain the following records upon receipt of information in proper form from the Fund or its authorized agents:

       *  Cash receipts journal
       *  Cash disbursements journal
       *  Dividend record
       *  Purchase and sales - portfolio securities journals
       *  Subscription and redemption journals
       *  Security ledgers
       *  Broker ledger
       *  General ledger
       *  Daily expense accruals
       *  Daily income accruals
       *  Securities and monies borrowed or loaned and collateral therefore
       *  Foreign currency journals
       *  Trial balances

  (c) Provide the Fund and its investment adviser with daily portfolio valuation, net asset value calculation and other standard operational reports as requested from time to time.

  (d) Provide all raw data available from our fund accounting system (PAIRS) for management's or the administrators preparation of the following:

       1.  Semi-annual financial statements
       2.  Semi-annual form N-SAR
       3.  Annual tax returns
       4.  Financial data necessary to update form N-1A
       5.  Annual proxy statement

  (e) Provide facilities to accommodate annual audit and any audits or examinations conducted by the Securities and Exchange Commission or any other governmental or quasi-governmental entities with jurisdiction.

ADS shall for all purposes herein be deemed to be an independent contractor and shall, unless otherwise expressly provided or authorized, have no authority to act for or represent the Fund in any way or otherwise be deemed an agent of the Fund.

2.  COMPENSATION OF ADS.
  In consideration of the services to be performed by ADS as set forth herein for each portfolio listed in Schedule B, ADS shall be entitled to receive compensation and reimbursement for all reasonable out-of-pocket expenses. The Fund agrees to pay ADS the fees and reimbursement of out-of-pocket expenses as set forth in the fee schedule attached hereto as Schedule A.

3.  LIMITATION OF LIABILITY OF ADS.
  (a) ADS shall be held to the exercise of reasonable care in carrying out the provisions of the Agreement, but shall be without liability to the Fund for any action taken or omitted by it in good faith without gross negligence, bad faith, willful misconduct or reckless disregard of its duties hereunder. It shall be entitled to rely upon and may act upon the accounting records and reports generated by the Fund, advice of the Fund, or of counsel for the Fund and upon statements of the Fund s independent accountants, and shall be without liability for any action reasonably taken or omitted pursuant to such records and reports or advice, provided that such action is not, to the knowledge of ADS, in violation of applicable federal or state laws or regulations, and provided further that such action is taken without gross negligence, bad faith, willful misconduct or reckless disregard of its duties.

  (b) Nothing herein contained shall be construed to protect ADS against any liability to the Fund or its security holders to which ADS shall otherwise be subject by reason of willful misfeasance, bad faith, gross negligence in the performance of its duties on behalf of the Fund, reckless disregard of ADS obligations and duties under this Agreement or the willful violation of any applicable law.

  (c) Except as may otherwise be provided by applicable law, neither ADS nor its stockholders, officers, directors, employees or agents shall be subject to, and the Fund shall indemnify and hold such persons harmless from and against, any liability for and any damages, expenses or losses incurred by reason of the inaccuracy of information furnished to ADS by the Fund or its authorized agents.

4.  REPORTS.
  (a) The Fund shall provide to ADS on a quarterly basis a report of a duly authorized officer of the Fund representing that all information furnished to ADS during the preceding quarter was true, complete and correct in all material respects. ADS shall not be responsible for the accuracy of any information furnished to it by the Fund or its authorized agents, and the Fund shall hold ADS harmless in regard to any liability incurred by reason of the inaccuracy of such information.

  (b) Whenever, in the course of performing its duties under this Agreement, ADS determines, on the basis of information supplied to ADS by the Fund or its authorized agents, that a violation of applicable law has occurred or that, to its knowledge, a possible violation of applicable law may have occurred or, with the passage of time, would occur, ADS shall promptly notify the Fund and its counsel of such violation.

5.  ACTIVITIES OF ADS.
  The services of ADS under this Agreement are not to be deemed exclusive, and ADS shall be free to render similar services to others so long as its services hereunder are not impaired thereby.

6.  ACCOUNTS AND RECORDS.
  The accounts and records maintained by ADS shall be the property of the Fund, and shall be surrendered to the Fund, at the expense of the Fund, promptly upon request by the Fund, provided that all service fees and expenses charged by ADS in the performance of its duties hereunder have been fully paid to the satisfaction of ADS, in the form in which such accounts and records have been maintained or preserved. ADS agrees to maintain a back-up set of accounts and records of the Fund (which back-up set shall be updated on at least a weekly basis) at a location other than that where the original accounts and records are stored. ADS shall assist the Fund's independent auditors, or, upon approval of the Fund, any regulatory body, in any requested review of the Fund s accounts and records. ADS shall preserve the accounts and records as they are required to be maintained and preserved by Rule 31a-1.

7.  CONFIDENTIALITY.
  ADS agrees that it will, on behalf of itself and its officers and employees, treat all transactions contemplated by this Agreement, and all other information germane thereto, as confidential and not to be disclosed to any person except as may be authorized by the Fund.

8.  DURATION AND TERMINATION OF THIS AGREEMENT.
  This Agreement shall become effective as of the date hereof and shall remain in force for a period of three (3) years, provided however, that both parties to this Agreement have the option to terminate the Agreement, without penalty, upon ninety (90) days prior written notice.

  Should the Fund exercise its right to terminate, all out-of-pocket expenses associated with the movement of records and material will be borne by the Fund. Additionally, ADS reserves the right to charge for any other reasonable expenses associated with such termination.

9.  ASSIGNMENT.
  This Agreement shall extend to and shall be binding upon the parties hereto and their respective successors and assigns; provided, however, that this Agreement shall not be assignable by the Fund without the prior written consent of ADS, or by ADS without the prior written consent of the Fund.

10.  NEW YORK LAWS TO APPLY.
  The provisions of this Agreement shall be construed and interpreted in accordance with the laws of the State of New York as at the time in effect and the applicable provisions of the 1940 Act. To the extent that the applicable law of the State of New York, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control.

11.  AMENDMENTS TO THIS AGREEMENT.
  This Agreement may be amended by the parties hereto only if such amendment is in writing and signed by both parties.

12.  MERGER OF AGREEMENT.
  This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject matter hereof whether oral or written.

13.  NOTICES.
  All notices and other communications hereunder shall be in writing, shall be deemed to have been given when received or when sent by telex or facsimile, and shall be given to the following addresses (or such other addresses as to which notice is given):

To the Fund:                         To ADS:
Terry K.H. Lee                       Michael Miola
President                            President
First Pacific Mutual Fund, Inc.      American Data Services, Inc.
2756 Woodlawn Drive, #6-201          150 Motor Parkway, Suite 109
Honolulu, HI  96822                  Hauppauge, NY  11788

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

FIRST PACIFIC MUTUAL FUND, INC.           AMERICAN DATA SERVICES, INC.


By:  \S\ Terry K.H. Lee                   By:  \S\ Michael Miola
  Terry K.H. Lee, President                  Michael Miola, President





                              SCHEDULE A

(a)  FUND ACCOUNTING SERVICE FEE:

  For the services rendered by ADS in its capacity as fund accounting agent, as specified in Paragraph 1. DUTIES OF ADS, the Fund shall pay ADS within ten (10) days after receipt of an invoice from ADS at the beginning of each month, a fee equal to:


MONTHLY FEE

Calculated Fee Will Be Based Upon Prior Month Combined Average Net Assets for the Portfolios listed in Schedule B of this Agreement ( Average Net Assets ):
                     (No prorating partial months)

10/1/98 through 9/30/00
First $125 million of Average Net Assets - $5,000
All Average Net Assets in excess of $125 million $5,000 plus 1/12th of 0.02% (2 basis points)

10/1/00 through 9/30/03
First $150 million of Average Net Assets - $6,667
All Average Net Assets in excess of $150 million $6,667 plus 1/12th of 0.02% (2 basis points)

MULTI-CLASS PROCESSING CHARGE

$300 per month will be charged for each additional class of stock per portfolio.

(b)  EXPENSES.

  The Fund shall reimburse ADS for any out-of-pocket expenses, exclusive of salaries, advanced by ADS in connection with but not limited to the printing or filing of documents for the Fund, travel, telephone, quotation services (currently (1) $0.12 per equity valuation, $0.60 per bond valuation, and 1.50 for each foreign quotation or manual quote insertion), facsimile transmissions, stationary and supplies, record storage, NASDAQ insertion fee ($22 (1) per month), prorata portion of annual SAS 70 review, postage, telex, and courier charges, incurred in connection with the performance of its duties hereunder. ADS shall provide the Fund with a monthly invoice of such expenses and the Fund shall reimburse ADS within fifteen (15) days after receipt thereof.

(1)  Rate subject to change on 30 days notice.

(c)  SPECIAL REPORTS.

  All reports and/or analyses requested by the Fund, its auditors, legal counsel, portfolio manager, or any regulatory agency having jurisdiction over the Fund, that are not in the normal course of fund accounting activities as specified in Section 1 of this Agreement shall be subject to an additional charge, agreed upon in advance, based upon the following rates:

  Labor:
       Senior staff - $150.000/hr.
       Junior staff - $75.00/hr.
       Computer time - $45.00/hr.


(d)  CONVERSION CHARGE.

  NOTE:  FOR EXISTING FUNDS ONLY (new funds please ignore):

  There will be no service charge for ADS to convert the records of the Portfolios listed in Schedule B of the Agreement. However, ADS will be reimbursed for all out-of-pocket expenses, enumerated in paragraph (b) above, incurred during the conversion process.




                              SCHEDULE B:
            PORTFOLIOS TO BE SERVICED UNDER THIS AGREEMENT:


                   First Hawaii Municipal Bond Fund
               First Hawaii Intermediate Municipal Fund
                       First Idaho Tax-Free Fund




                    ACCOUNTING SERVICES AGREEMENT


  THIS AGREEMENT, dated as of the 1st day of June, 1994, amended January 29, 1996, made by and between First Pacific Mutual Fund, Inc., (the Fund) a corporation operating as an open-end management company, duly organized and existing under the laws of the State of Maryland, and First Pacific Recordkeeping, Inc. (the "Company") a corporation duly organized and existing under the laws of the State of Delaware.

                           WITNESSETH THAT:

  WHEREAS, the Fund consists of a series of Funds, at present namely: First Hawaii Municipal Bond Fund, First Hawaii Intermediate Municipal Fund and First Idaho Tax-Free Fund.

  WHEREAS, the Fund desires to appoint the Company as its Accounting Services Agent to maintain and keep current the books, accounts, records, journals or other records of original entry relating to the business of the Fund as set forth in Section 2 of this Agreement (the "Accounts and Records") and to perform certain other functions in connection with such accounts and records; and

  WHEREAS, the Company is willing to perform such functions upon the terms and conditions set forth below; and

  WHEREAS, the Fund will cause to be provided certain information to the Company as set forth below; and

  WHEREAS, the Company shall perform the duties of transfer agent and dividend disbursing agent pursuant to a separate agreement ("Shareholder Services Agreement").


  NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties hereto, intending to be legally bound, do hereby agree as follows:

  Section 1. The Fund shall promptly turn over to the Company such of the Accounts and Records previously maintained by or for it as are necessary for the Company to perform its functions under this Agreement. The Fund authorizes the Company to rely on such Accounts and Records turned over to it and hereby indemnifies and holds the Company, its successors and assigns, harmless of and from any and all expenses, damages, claims, suits liabilities, actions, demands and losses whatsoever arising out of or in connection with any error, omission, inaccuracy or other deficiency of such Accounts and Records or in the failure of the Fund to provide any portion of such or to provide any information needed by the Company to knowledgeably perform its functions.

  Section 2. To the extent it receives the necessary information from the Fund or its agents by Written or Oral Instructions, the Company shall maintain and keep current the following Accounts and Records relating to the business of the Fund, in such form as may be mutually agreed to between the Fund and the Company:

       (a)  Cash Receipts Journal

       (b)  Cash Disbursements Journal

       (c)  Dividends Paid Record

       (d)  Subscription and Redemption Journals

       (e)  Daily Expense Accruals

       (f)  Daily Interest Accruals

  Unless necessary information to perform the above functions is furnished by Written or Oral Instructions to the Company daily, prior to 4:00 pm Eastern Standard Time (the close of trading on the New York Stock Exchange), and the calculation of the Fund's net asset value as provided below, the Company shall incur no liability, and the Fund shall indemnify and hold harmless the Company from and against any liability arising from any failure to provide complete information or from any discrepancy between the information received by the Company and used in such calculations and any subsequent information received from the Fund or any of its designated Agents.

  Section 3. The Company shall perform the ministerial calculations necessary to calculate the Fund's net asset value daily, in accordance with the Fund's current prospectus and utilizing the information described in this Section. Portfolio items for which market quotations are available by the Company's use of automated financial information ("Service") shall be based on the closing prices of such Service except where the Fund has given or caused to be given specific Written or Oral Instructions to utilize a different value. All of the portfolio securities shall be given such values as the Fund provides by Written or Oral Instructions including all foreign securities, restricted securities and other securities requiring valuation not readily ascertainable solely by such Service.
The Company shall have no responsibility or liability for the accuracy of prices quoted by such Services; for the accuracy of the information supplied by the Fund; or for any loss, liability, damage, or cost arising out of any inaccuracy of such data. The Company shall have no responsibility or duty to include information or valuations to be provided by the Fund in any computation unless and until it is timely supplied to the Company in usable form. Unless the necessary information to calculate the net asset value daily is furnished by Written or Oral Instructions from the Fund, the Company shall incur no liability, and the Fund shall indemnify and hold harmless the Company from and against any liability arising from any failure to provide complete information or from any discrepancy between the information received by the Company and used in such calculation and any subsequent information received from the Fund or any of its designated agents.

  Section 4. For all purposes under this Agreement, the Company is authorized to act upon receipt of the first of any Written or Oral Instruction it receives from the Fund or its agents on behalf of the Fund. In cases where the first instruction is an Oral Instruction that is not in the form of a document or written record, a confirmatory Written Instruction or Oral Instruction in the form of a document or written record, a confirmatory Written Instruction or Oral Instruction in the form of a document or written record shall be delivered, and in cases where the Company receives an Instruction, whether Written or Oral, to enter a portfolio transaction on the records, the Fund shall cause the Broker-Dealer to send a written confirmation to the Company. The Company shall be entitled to rely on the first Instruction received, and for any act or omission undertaken in compliance therewith shall be free of liability and fully indemnified and held harmless by the Fund, provided however, that in the event a Written or Oral Instruction received by the Company is countermanded by a timely later Written or Oral Instruction received by the Company prior to acting upon such countermanded Instruction, the Company shall act upon such later Written or Oral Instruction. The sole obligation of the Company with respect to any follow-up or confirmatory Written Instruction, Oral Instruction in documentary or written form, or Broker-Dealer written confirmation shall be to make reasonable efforts to detect any discrepancy between the original Instruction and such confirmation and to report such discrepancy to the Fund. The Fund shall be responsible, at the Fund's expense, for taking any action, including any reprocessing, necessary to correct any discrepancy or error, and to the extent such action requires the Company to act, the Fund shall give the Company specific Written Instruction as to the action required.

  Section 5. At the end of each month, the Fund shall cause the Custodian to forward to the Company a monthly statement of cash and portfolio transactions, which will be reconciled with the Company's Accounts and Records maintained for the Fund. The Company will report any discrepancies to the Custodian, and report any unreconciled items to the Fund.

  Section 6. The Company shall promptly supply daily and periodic reports of the Fund as requested by the Fund and agreed upon by the Company.

  Section 7. The Fund shall and shall require each of its agents (including without limitation its Transfer Agent and its Custodian) to provide the Company as of the close of each Business Day, or on such other schedule as the Fund determines is necessary, with Written or Oral Instructions (to be delivered to the Company by 10:00 am the next following business day) containing all data and information necessary for the Company to maintain the Fund's Accounts and Records and the Company may conclusively assume that the information it receives by Written or Oral Instructions is complete and accurate. The Fund is responsible to provide or cause to be provided to the Company reports of share purchases, redemptions, and total shares outstanding on the next business day after each net asset valuation.

  Section 8. The Accounts and Records, in the agreed upon format, maintained by the Company shall be the property of the Fund, and shall be made available to the Fund promptly upon request and shall be maintained for the periods prescribed in Rule 31(a)-2 of the Investment Company Act of 1940, as amended. The Company shall assist the Fund's independent auditors, or upon approval of the Fund, or upon demand, any regulatory body, in any requested review of the Fund's Accounts and Records but shall be reimbursed for all expenses and employee time invested in any such review of the Fund's Accounts and Records outside of routine and normal periodic reviews. Upon receipt from the Fund of the necessary information, the Company shall supply the necessary data for the Fund or accountant's completion of any necessary tax returns, questionnaires, periodic reports to shareholders and such other reports and information requests as the Fund and the Company shall agree upon from time to time.

  Section 9. The Company and the Fund may from time to time adopt such procedures as they agree upon in writing, and the Company may conclusively assume that any procedure approved by the Fund or directed by the Fund, does not conflict with or violate any requirements of its Prospectus, Articles of Incorporation, By-Laws, or any rule or regulation of any regulatory body or governmental agency. The Fund shall be responsible for notifying the Company of any changes in regulations or rules which might necessitate changes in the Company's procedures, and for working out with the Company such changes.

  Section 10. (a) The Company, its directors, officers, employees, shareholders and agents shall not be liable for any error of judgement or mistake of law or for any loss suffered by the Fund in connection with the performance of this Agreement, except a loss resulting from willful misfeasance, bad faith or gross negligence on the part of the Company in the performance of its obligations and duties under this Agreement.

            (b) Any person, even though also a director, officer, employee, shareholder or agent of the Company, who may be or become an officer, trustee, employee or agent of the Fund, shall be deemed, when rendering services to the Fund or acting on any business of the Fund (other than services or business in connection with the Company's duties hereunder), to be rendering such services to or acting solely for the Fund and not as a director, officer, employee, shareholder or agent of, or one under the control or direction of the Company even though paid by it.

            (c) Notwithstanding any other provision of this Agreement, the Fund shall indemnify and hold harmless the Company, its directors, officers, employees, shareholders and agents from and against any and all claims, demands, expenses and liabilities (whether with or without basis in fact or law) of any and every nature which the Company may sustain or incur or which may be asserted against the Company by any person by reason of, or as a result of: (i) any action taken or omitted to be taken by the Company in good faith hereunder; (ii) in reliance upon any certificate, instrument, order or stock certificate or other document reasonably believed by it to be genuine and to be signed, countersigned or executed by any duly authorized person, upon the Oral Instructions or Written Instructions of an authorized person of the Fund or upon the opinion of legal counsel for the Fund or its own counsel; or (iii) any action taken or omitted to be taken by the Company in connection with its appointment in good faith in reliance upon any law, act, regulation or interpretation of the same even though the same may thereafter have been altered, changed, amended or repealed. However, indemnification under this subparagraph shall not apply to actions or omissions of the Company or its directors, officers, employees, shareholders or agents in cases of its or their own negligence, willful misconduct, bad faith, or reckless disregard of its or their own duties hereunder.

            (d) The Company shall give written notice to the Fund within twenty (20) business days of receipt by the Company of a written assertion or claim of any threatened or pending legal proceeding which may be subject to this indemnification. However, the failure to notify the Fund of such written assertion or claim shall not operate in any manner whatsoever to relieve the Fund of any liability arising from this Section or otherwise.

            (e) For any legal proceeding giving rise to this indemnification, the Fund shall be entitled to defend or prosecute any claim in the name of the Company at its own expense and through counsel of its own choosing if it gives written notice to the Company within twenty (20) business days of receiving notice of such claim. Notwithstanding the foregoing, the Company may participate in the litigation at its own expense through counsel of its own choosing. If the Fund does choose to defend or prosecute such claim, then the parties shall cooperate in the defense or prosecution thereof and shall furnish such records and other information as are reasonably necessary.

            (f) The Fund shall not settle any claim without the Company's express written consent which shall not be unreasonably withheld. The Company shall not settle any claim without the Fund's express written consent which shall not be unreasonably withheld.

  Section 11. All financial data provided to, processed by, and reported by the Company under this Agreement shall be stated in United States dollars or currency. The Company shall have no obligation to convert to, equate, or deal in foreign currencies or values, and expressly assumes no liability for any currency conversion or equation computations relating to the affairs of the Fund.

  Section 12. The Fund agrees to pay the Company, within 15 days from the execution date of this Agreement, an amount equal to reasonable costs and expenses (including counsel fees), incurred by the Company in connection with the transfer of the services subject to this Agreement to the Company from the Fund.

  Section 13. The Fund agrees to pay the Company compensation for its services and to reimburse it for expenses, as set forth in Schedule A attached hereto, or as shall be set forth in amendments to such Schedule approved by the Fund and Company. The Fund authorizes the Company to debit the Fund's custody account for invoices which are rendered for the services performed for the accounting agent function. The invoices for the service will be sent to the Fund after the debiting with the indication the payment has been made.

  Section 14. Nothing contained in this Agreement is intended to or shall require the Company, in any capacity hereunder, to perform any functions or duties on any holiday, day of special observance or any other day on which the Custodian or the New York Stock Exchange is closed. Functions or duties normally scheduled to be performed on such days shall be performed on, and as of, the next succeeding business day on which both the New York Stock Exchange and the Custodian are open. Notwithstanding the foregoing, the Company shall compute the net asset value of the Fund on each day required pursuant to Rule 22c-1 promulgated under the Investment Act of 1940.

  Section 15. This Agreement may be executed in two or more counterparts, each of which, when so executed shall be deemed to be an original, but such counterparts shall together constitute but one and the same instrument.

  Section 16. The terms defined in Section 1 of the Shareholder Services Agreement shall have the same meanings wherever used in this Agreement.

  The Fund shall file with the Company a certified copy of each resolution of its Board of Directors authorizing execution of Written Instructions or the transmittal of Oral Instructions as provided in Section 1 of the Shareholder Services Agreement.

  Section 17. The Fund or the Company may give written notice to the other of the termination of this Agreement, such termination to take effect at the time specified in the notice not less than 120 days after the giving of the notice. Upon the effective termination date, subject to payment to the Company by the Fund of all amounts due to the Company as of said date, the Company shall make available to the Fund or its designated recordkeeping successor, all of the records of the Fund maintained under this Agreement then in the Company's possession.

  Section 18. Any notice or other communication required by or permitted to be given in connection with this Agreement shall be in writing, and shall be delivered in person or sent by first class mail, postage prepaid to the respective parties as follows:

            If to the Fund:
                 First Pacific Mutual Fund, Inc.
                 2756 Woodlawn Drive, Suite #6-201
                 Honolulu, HI  96822
                 Attention:  Terrence K.H. Lee


            If to the Company:
                 First Pacific Recordkeeping, Inc.
                 2756 Woodlawn Drive, Suite #6-201
                 Honolulu, HI  96822
                 Attention:  Terrence K.H. Lee

  Section 19. This Agreement may be amended from time to time by supplemental agreements executed by the Fund and the Company.

  Section 20. This Agreement shall be governed by the laws of the State of Hawaii.


SCHEDULE A

                 ACCOUNTING AND PORTFOLIO VALUATION SERVICES AND FEES
                          First Hawaii Municipal Bond Fund
                       First Hawaii Intermediate Municipal Fund
                              First Idaho Tax-Free Fund

Accounting Services:
  1.)  Compute net asset value (and offering price) per share, daily.
  2.)  Maintain security ledger.
  3.)  Maintain general ledger.
  4.)  Prepare and submit to client:
       Daily:    Trial Balance.
                 Portfolio Pricing Report or interest evaluation (money market funds).
                 Cash Availability.

       Monthly:  Statement of Assets and Liabilities.
                 Statement of Operations.
                 Statement of Changes in Net Assets.
                 Summary of Purchases.
                 Summary of Sales.
                 Schedule of Brokerage Commissions.
                 Schedule of Principal Trade Transactions.

       Semi-     In addition to monthly reports, Statement of Investments and
       Annually: a draft of footnotes.

       Annually: Schedules supporting securities and shareholder transactions, income and expense accrual during the year.

Portfolio Pricing Services:
  1.)  Update the daily market value of securities held by Fund.
         The following pricing is included in the fee quoted:

       Listed Securities:
                 Traded:   Closing price.
                 Untraded: Mean, bid or ask.

       NASDAQ National Market Issues:
                 Traded:   Closing price.
                 Untraded: Mean, bid or ask.

       Other Over-the-Counter Securities:
                 Traded:   Mean, bid or ask.
                 Untraded: Mean bid or ask.

  2.) Monitor securities held for stock splits, stock dividends, mergers, spin-offs. (Domestic securities only).

  3.)  Determine gain or loss on security trades.


SCHEDULE A  (continued)

NSAR Reporting Services:
  Prepare answers to the following items (if applicable):

       2, 12B, 20, 21, 22, 23, 28, 30A, 31, 32, 35, 36, 37, 38, 40, 41,
       42, 43, 53, 55, 62, 63, 64B, 71, 72, 73, 74, 75, 76.

Yield Calculation:
  Provide up to 12 reports per year to reflect the yield calculation changes to Rule 482 required by the SEC effective July 1, 1988.

       $1,000.00 per year per portfolio.

Bond Quotation Fee  (If Applicable):

  Corporate Bonds:    $ .50 Per Quote Per Bond
  Municipal Bonds:    $ .75 Per Quote Per Bond


Cost of copying and sending material to auditors for off-site audits will be an additional expense.

Annual Fee Schedule:       (1/12th payable monthly)

$21,500          Minimum to     $20 Million of Average Net Assets
 .000325          On Next        $30 Million of Average Net Assets
 .00026           On Next        $50 Million of Average Net Assets
 .000195          On Next        $100 Million of Average Net Assets
 .0001625         Over           $200 Million of Average Net Assets

A.)    Securities Transaction Charge:     (Payable Monthly)
  Book Entry DTC or
       Federal Book Entry           $12.00
  Physical (Mutual Fund Trades)     $22.50
  GNMA                              $23.00
  Options                           $17.50
       (Should an option expire, our transaction fee will be only $12.00.) Mortgage Backed Securities -
       Principal Pay Down Per Pool   $10.00
  Security Lending                   $17.00
  Now Account                        $12.00

B.)    When Issued, Securities Lending, Index Futures:  Should each of these investment vehicles require separate segregated custody accounts, there will be a fee of $250.00 per account per month.

C.)    Out-of Pocket Expenses:  The Fund will reimburse the custodian monthly for all out- of-pocket expenses, i.e. postage, stationary, insurance, retention of records, conversion, etc. and expenses in the development of agreements between the Company and the Custodian.


  IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their duly authorized officers and their Corporate seals hereunto duly affixed and attested, as of the day and year first above written.


                           FIRST PACIFIC MUTUAL FUND, INC.





                                By:  \S\  Terrence K.H. Lee
                                Terrence K.H. Lee, President

[Corporate Seal]



                                Attest: \S\ Jean Chun
                                Jean Chun, Secretary





                           FIRST PACIFIC RECORDKEEPING, INC.





                                By:  \S\ Terrence K.H. Lee
                                Terrence K.H. Lee, President

[Corporate Seal]



                                Attest:  \S\ Jean Chun
                                Jean Chun, Secretary





              AMENDMENT TO ACCOUNTING SERVICES AGREEMENT
                       Dated October 15, 1998


  In accordance with Section 17 of the Accounting Services Agreement dated June 1, 1994, written notice is hereby given that effective November 23, 1998, First Pacific Recordkeeping, Inc. will terminate this Accounting Services Agreement. Upon the effective termination date, subject to payment to the Company by the Fund of all amounts due to the Company of said date, the Company shall make available to the Fund or its designated recordkeeping successor, all of the records of the Fund maintained under this Agreement then in the Company's possession.

  IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their duly authorized officers and their Corporate seals hereunto duly affixed and attested, as of the day and year first above written.

                           FIRST PACIFIC MUTUAL FUND, INC.




                           By:  \S\ Terrence K.H. Lee
                                Terrence K.H. Lee, President

[Corporate Seal]


                           Attest:  \S\ Jean Chun
                                Jean Chun, Secretary




                           FIRST PACIFIC RECORDKEEPING, INC.




                           By:  \S\ Terrence K.H. Lee
                                Terrence K.H. Lee, President

[Corporate Seal]


                           Attest:  \S\ Jean Chun
                                Jean Chun, Secretary